Exhibit 10.1

STOCK PURCHASE AGREEMENT

Aracruz Celulose S.A.

as Buyer

BC Brasil Investment Corporation

as Seller

Boise Cascade L.L.C.

As Guarantor

Boise Cascade do Brasil Ltda.

the Company

THIS STOCK PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”) is made this 1st day of July, 2008 (the “Closing Date”), by and between:

(a) on one side:

•                  Aracruz Celulose S.A., a corporation organized and existing under the laws of Brazil, with head offices at Rua São Geraldo, 1800, City of Guaiba, State of Rio Grande do Sul, Brazil, enrolled with the CNPJ/MF under No. 42.157.511/0039-34 (the “Buyer”);

(b) on the other side:

•                  BC Brasil Investment Corporation, a corporation organized and existing under the laws of Delaware, USA, with head offices at 1111 West Jefferson Street, Ste 300, in the City of Boise, Idaho, USA, registered with the CNPJ/MF under No. 05.760.081/0001-41 (“BCBIC” or “Seller”); and

(c) as guarantor:

•                  Boise Cascade L.L.C., a limited liability company organized and existing under the laws of Delaware , with head offices at 1111 West Jefferson Street, Ste 300, in the City of Boise, Idaho, USA (the “Guarantor”);

(d) and, as intervening party:

•                  Boise Cascade do Brasil Ltda., a company organized and existing under the laws of Brazil, headquartered in the city of Guaíba, State of Rio Grande do Sul, at Estrada Costa Gama, No. 1001, and enrolled with the CNPJ/MF under No. 03145127/0001-97 (the “Company”).

RECITALS

A.                                   Seller is the owner, in the aggregate, of 100% percent of the outstanding quotas of the Company.

B.                                   Buyer acknowledges the existence of the rights and obligations of Company and Seller’s parent company, Boise Cascade, L.L.C. and its Affiliates (“BC Parent”) with Global (Ex-US) Timber Investors 6 Limited (“Global”) and its Affiliates (collectively “GFP”) arising out of the agreements which copies are attached as Schedule B (“Global Agreements”), and it is willing to purchase the Company subject to its respective obligations to GFP and to indemnify, defend, and hold harmless Seller and BC Parent, BC Parent’s predecessor in interest, OMX which was formerly named Boise Cascade Corporation, and their respective Affiliates, officers, directors and employees (collectively “Sellers’ Group”, which, for mere ease of reference, shall include OMX and its Affiliates for purposes of Section 7 hereunder) from and against any claim by GFP of a breach of any obligations of Company to GFP whether occurring before or after Closing or by reason of the purchase and sale of the Company provided for herein.

C.            Therefore, in reliance upon representations, warranties, covenants and agreements and subject to the terms and conditions contained herein, Seller wishes to sell to Buyer the totality of the quotas of the Company, consisting of 158,515,171 (one hundred fifty eight million, five hundred fifteen thousand, one hundred seventy one) quotas (the “Quotas”), and subject to certain terms and conditions, Buyer wishes to purchase such Quotas.

In consideration of the mutual promises contained herein, Buyer, Seller, Company and Guarantor (individually, a Party and collectively, the “Parties”) mutually agree as follows:

1.                                                   DEFINITIONS AND INTERPRETATIONS

1.1                                             Capitalized terms used throughout this Agreement are listed and defined in Schedule 1.1, whenever a definition is not already available in the body of this Agreement.

1.2                                             Unless the context clearly requires otherwise, the interpretation of other terms used throughout this Agreement will be made according to the rules set forth at Schedule 1.2.

2.                                                   PURCHASE AND SALE OF QUOTAS

2.1.                                          Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign and transfer all the Quotas to Buyer, and Buyer hereby agrees to purchase all the Quotas from Seller on the Closing Date.

2.2.                                          The following acts shall be taken simultaneously by the Parties on the Closing Date:

(a)                                              Seller shall deliver to Buyer (i) the amendment to the articles of association of the Company evidencing the transfer of all the Quotas to Buyer, the name change of the Company, the replacement of officers, and other related amendments, pursuant to Exhibit 2.2.(a).(i); (ii) a copy of the relevant empowerment documents of Seller and Guarantor as necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby, including a certified copy of the powers of attorney authorizing the Brazilian representative(s) of the Seller who executed the amendment to the articles of association of the Company mentioned in (i); (iii) tax and other clearance certificates, as required under Brazilian laws for the filing with the board of trade of the amendment to the articles of association of the Company mentioned in (i); (iv) two counterparts of the corresponding Commercial Registry filing request duly executed by a representative of the Company; (v) a power of attorney by the Company and its current officers allowing those people previously indicated by Buyer to represent and act on behalf of the Company as from the Closing Date; and (vi) such additional documents necessary for the transference of the Quotas as Buyer may reasonably request.

(b)                                             Buyer shall deliver to Seller (i) payment of the Purchase Price in accordance with (and as defined in) Section 3.2; (ii) a copy of the relevant empowerment documents of Buyer as necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby; and (iii) such additional documents necessary for the transference of the Quotas as Seller may reasonably request.

(c)                                              Each officer of the Company identified in the exhibit shall submit to Buyer an instrument of resignation from its position and full release to the Company, substantially in the form of Schedule 2.2(c), effective as of the Closing Date.

3.                                                   PURCHASE PRICE AND PAYMENT

3.1.                                          Purchase Price. The total purchase price for the Quotas shall be forty seven million, eighty three thousand, three hundred thirty three dollars and fifty four cents (US$ 47,083,333.54) (the “Purchase Price”).

3.2                                             Method of Payment.  Payment of the Purchase Price shall be made on the Closing Date by wire transfer of immediately available funds to Seller’s bank account(s) in the United States of America, as designated in Schedule 3.2. Buyer shall pay all applicable Brazilian taxes on currency exchange remittance of the Purchase Price.

3.2.1.                               Seller hereby grants Buyer full, unconditional and irreversible release in relation to the payment of the Purchase Price.

4.                                                   REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR

The Seller and the Guarantor hereby jointly and severally make the following representations and warranties to Buyer with respect to themselves and to the Company, which shall be considered true, complete and correct as of the Closing Date. All representations and warranties of Seller, Company and Guarantor in this Agreement, except for Sections 4.1, 4.2 and 4.3 below, are limited to the knowledge of said parties, and the knowledge of Seller, Company and Guarantor shall mean only the knowledge of Dean M. Brown, Jose Valmir Calori and/or Daniel Hutchinson.

4.1.                                          Corporate Status.  (i) The Company is duly organized and validly existing under the laws of Brazil, and has the corporate power to own its assets and carry on its business as now being conducted and as conducted until December 2007; (ii) Seller and Guarantor are duly organized and validly existing under the laws of the jurisdiction of their incorporation or formation, as the case may be, and have the corporate power to own their assets and carry on their business as now being conducted; and (iii) the Guarantor is the holding entity of the main distribution and manufacturing assets and activities of Sellers’ Group.

4.2.                                          Capitalization. The total issued and outstanding capital of the Company is R$158,515,171.00 (one hundred fifty eight million, five hundred fifteen thousand, one hundred seventy one Reais), comprising 158,515,171 (one hundred fifty eight million, five hundred fifteen thousand, one hundred seventy one) quotas with a par value of R$ 1.00 (one Real) each. The Quotas are duly authorized, validly issued and are fully paid. All of the Quotas of the Company are legally and validly held by Seller, and are held free and clear of any and all security interests, pledges, fiduciary sales, liens, encumbrances, agreements or claims of any kind whatsoever, and no third party’s consent or approval is required for the execution, delivery and/or performance of the obligations contemplated hereunder, except for the letter of acknowledgment and release, which copy is attached to Schedule 4.2, related to a certain Loan and Security Agreement, dated as of February 22, 2008 (as amended, supplemented, or otherwise modified from time to time), among Guarantor, certain affiliates of Guarantor as borrowers and guarantors, and Bank of America, N.A., as agent.

4.3.                                          Corporate Authority.  Seller, Guarantor and Company have the legal right, power and authority to enter into this Agreement, and Seller has the legal right, power and authority to transfer, assign and deliver the Quotas as provided in this Agreement. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Seller and Guarantor, and this Agreement constitutes the legal, valid and binding obligation of each of the Seller and Guarantor, enforceable against the Seller, Company and Guarantor in accordance with its terms. The execution and delivery of this Agreement will not constitute a breach or violation of any law, bylaws, articles of association or incorporation, regulation, court order, lawsuit, or license applicable to any of them or their respective businesses. The relevant amendment to the articles of association of the Company will convey to Buyer title to the Quotas, free and clear of any and all liens or encumbrances, security interests, agreements or claims of any kind whatsoever.

4.4.                                          Fixed Assets and Real Properties.  Schedule 4.4(a) contains a list of all material real property owned, possessed or utilized in the conduct of the Company’s business (hereinafter referred to as “Real Property”).  Schedule 4.4(b) contains a description of fixed assets owned, leased or utilized in the conduct of the Company’s business (hereinafter the “Fixed Assets”). All material assets used by Company during the regular course of its operational business activities (until December 2007), including, without limitation, plants, equipment, machinery, vehicles and office materials, are in regular working order and duly accounted for, except for those identified in Schedule 4.5.1.

4.4.1.                                 The Company is the lawful owner and/or the rightful possessor of all Real Property and Fixed Assets of the Company, free and clear of any and all liens, encumbrances or charges of any kind or nature, except for the assets of GFP in accordance with the Global Agreements. All leases are in full force and effect and the Company is in compliance with all its material obligations. The Company has received no written notice of default under any agreement governing any such lease, nor is the Company involved in any dispute with any third party in such lease agreements.

4.5.                             Financial Statements. True and complete copies of the Financial Statements of the Company are included in Schedule 4.5. The Financial Statements (including, without limitation, the calculation of all its items and accounts) were prepared in accordance with Brazilian GAAP, applied consistently.

4.5.1.                    Absence of certain changes. From April 30, 2008, until the Closing Date, the Company has been managed and conducted in the ordinary course of business, consistent with past practices, except for the suspension of activities and operations since December 2007 and its obvious effects. Except as disclosed in Schedule 4.5.1, the Company has not, since April 30, 2008:

(a)                                 made any relevant change in its articles of association, besides the changes reflecting the payment of outstanding quotas and the release of pledged quotas;

(b)                                made any material changes to its accounting methods or practices for financial or tax purposes;

(c)                                 made any corporate reorganization, merger, acquisition, spin-off or any other relevant corporate change;

(d)                                issued or sold any quota representative of its corporate capital, or any other securities;

(e)                                 entered into any agreement with Seller, Guarantor or any Affiliates, except under market conditions, in the ordinary course of business, consistent with past practices and that may be terminated by the Company at any time and without any cost;

(f)                                   practiced any act unrelated to its commercial activities or not properly registered in its books and accounting records;

(g)                                entered into any debt transactions representing an amount, individually or in the aggregate, of more than thirty thousand reais (R$30,000.00) or in conditions out of the ordinary course of business;

(h)                                sold, assigned, encumbered or transferred assets that, individually or in the aggregate, exceed thirty thousand reais (R$30,000.00), except in the ordinary course of business, consistent with past practices, and for the Timber Purchase Agreement executed with Buyer;

(i)                                    waived any rights, individually or in the aggregate, of more than thirty thousand reais (R$30,000.00);

(j)                                    hired, promoted or appointed any directors, or increased wages or benefits to be paid to any director.

4.6.                             Guarantees. The Company does not have any pending or outstanding guarantees of any kind (such as “fianças”, “avais” or guarantee to perform material obligations) granted by the Company to any Affiliate, officer or third parties.

4.7.                             Equity interest. Company does not hold, directly or indirectly, any equity or capital interest in any other corporation, partnership, joint venture (other than the Global Agreements), limited liability company, joint venture or other entity, company or business, in Brazil or abroad, and is not a party to any agreement, understanding, contract, option, obligation or commitment involving any (actual or potential) interest or investment in any such entity.

4.8.                             Proceedings and Investigations.  Except as otherwise disclosed in Schedule 4.8, there are no actions, suits, claims, judicial or administrative proceedings, or governmental authority’s investigations (a) legally notified to the Company until the first business day prior to Closing Date in which the Company is a party, or (b) to the knowledge of the management of the Seller and of the Company:  (i) already threatened by a third party or authority; or (ii) materially affecting the Company or its assets and properties, in any court or before any arbitrator or governmental authority.

4.9.                             Material Contracts.  Schedule 4.9 lists all contracts currently in force to which the Company is a party or bound, or to which their respective properties or Assets are bound, and which (a) represent (or may represent) an aggregate annual value equal or superior to R$ 100,000.00 (one hundred thousand reais) and/or (b) contain any kind of restriction or limitation, or require any special formality, notification or consent, in respect of the change of control of the Company or any other aspect of the transaction contemplated hereunder.

4.9.1.                    All Company’s obligations to GFP (including obligations to pay GFP for wood harvested pursuant to its contractual commitments to them) are set forth under, and only under, the Global Agreements (listed in Schedule B).

4.10.                       Related Party Agreements. Except for the Global Agreements and the Guarantee, there are no relevant agreements, arrangements or understandings (whether oral or written) currently in effect to between the Company and any the Seller, Guarantor or any of their Affiliates or any shareholder, officers or directors of any of them.

4.11.                       Insurance. All insurance policies of the Company are listed in Schedule 4.11, and are in full force and effect in accordance with their respective terms and conditions. The Company has not committed any fraudulent act or omission that would qualify as a breach thereby (or as a reason for reducing the insurer’s coverage) under any such the insurance policy. Nevertheless, Buyer acknowledges that the Company has not communicated the insurance companies of the latest dismissal of personnel.

4.12.                       Employment, Labor and Social Security Matters. Schedule 4.12(a) contains a list of all employees of the Company, according to the list of retained employees provided by Buyer, as well as their respective salaries and other benefits granted by the Company, all of such employees are regularly registered as such in the proper register books, in compliance with Legal Requirements. Schedule 4.12(b) lists all collective bargaining agreements (“acordos coletivos de trabalho”) or collective conventions (“convenções coletivas de trabalho”) currently in force to which Company is bound. The Company has no profit participation agreements or benefit plans, except as provided for in the documents listed in Schedule 4.12(c).

4.13.                       Outsourcing. Schedule 4.13 lists all outsourced service providers and the number of respective people allocated to work at or for the Company as of May 30, 2008, according to the information provided by such service providers, i.e. GFIP receipt.

4.14.                       Intellectual Property. The Company does not have any intellectual property (trademarks, software, patents, domain names, etc.) registered under its name, in Brazil or elsewhere.

4.15.                       Government Approvals. No action, consent or approval of, registration or filing with, or any other action by, any governmental authority (in Brazil or elsewhere) will be required in connection with the performance by Seller or Guarantor of this Agreement or in connection with the transactions contemplated hereby except for Section 9 below.

4.16.                       Conflicting Instruments. Except as indicated in the Global Agreements and the Guarantee, the execution, delivery and performance by each of Seller, Company and Guarantor of this Agreement and the consummation thereby of this transaction do not and will not violate any provision of their corporate documents, nor create any liens or security interests, or conflict with or result in a material breach of, create an event of default under, or give any third party the right to accelerate any material obligation under, any material agreement, mortgage, order, arbitration award, judgment or decree to which each of Seller, Company and Guarantor is a party or by which it is bound or affected.

4.17.                       Powers of Attorney. All powers of attorney in effect that have been granted by Company (or Guarantor or Seller), with ad negotia or ad judicia powers in respect of the Company and/or undertake obligations of any nature on behalf of the Company, are listed in Schedule 4.17.

4.18.                       Bank Accounts and Credit Facilities. All bank accounts in the name of Company are listed in Schedule 4.18, which also lists the agreements that currently enable overdrafts, loans or other credit facilities or that make such credit facilities available to Company.

4.19.                       Quality of Information. All written information and documents of the Company provided by the Company, Seller and Guarantor during the due diligence to Buyer and its advisors until the Closing Date, are true, accurate and complete in all their material aspects, and do no omit any information which may affect the Company’s condition or that may induce the Buyer into error.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, which shall be considered complete, true and correct as of the Closing Date:

5.1                                Authority.  (a) Buyer has the legal right, power and authority to enter into this Agreement; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all the necessary corporate or other action of Buyer; and (c) this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2.                             Government Approvals. No action, consent or approval of, registration or filing with, or any other action by, any governmental authority will be required in connection with the performance by the Buyer of this Agreement or in connection with the transactions contemplated hereby except as set forth in Section 9.

5.3.                             Financial Capacity. Buyer has full financial capacity to comply with the payment obligations provided under this Agreement.

5.4                                Purchase for Investment. Buyer is acquiring the Quotas for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Quotas, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the Quotas, except transferring all or part of the Quotas to Affiliates of Buyer. Buyer does not have any contract, undertaking, agreement or arrangement with any third party to sell, transfer or grant participations in the Quotas to such third party. Buyer, however, is considering selling part of the Company’s assets immediately following the present transaction.

5.5.                             Conflicting Instruments. The execution, delivery and performance by Buyer of this Agreement and the consummation thereby of this transaction do not and will not violate any provision of its bylaws, nor create any liens or security interests, or conflict with or result in a material breach of, create an event of default under, or give any third party the right to accelerate any material obligation under, any material agreement, mortgage, order, arbitration award, judgment or decree to which Buyer is a party or by which it is bound or affected.

5.6.                             Due Diligence. Buyer was granted with full and unrestricted access to information of the Company prior to this Agreement, and it acknowledges that this transaction comprises the acquisition of the Company, by means of the transference of all Quotas, with all its existing and future rights, obligations and liabilities, without prejudice to Section 7.2, including but not limited, to all rights, obligations and liabilities related to the Global Agreements, the Guarantee and transactions performed under these agreements, and that this structure is reflected in the Purchase Price. Buyer represents and warrants in good faith that the Seller and Guarantor’s representations and warranties (a) do not contradict, and (b) fairly reflect the relevant findings and conclusions of Buyer’s due diligence of the Company.

6.                                      POST CLOSING COVENANTS

6.1                                Assignment of Guarantee. Within fifteen (15) days of the Closing Date, Seller and Guarantor undertake to use their best efforts, with Buyer’s full cooperation, to obtain preferably within 90 (ninety) days after the Closing Date: (a) the written acknowledgement of the occurrence of the present transaction by GFP, and written authorization from GFP for the assignment of the Guarantee (as defined in Section 7.1(a) below) to the Buyer, and (b) the written acknowledgement by GFP that there is no current default or noncompliance by Company or Guarantor or Affiliate under the Global Agreements and/or the Guarantee. The Parties agree that, after and despite the use of best efforts, the failure to obtain (a) and/or (b) within one hundred and eighty (180) days of the Closing Date shall not constitute Seller or Guarantor’s breach of this Section 6.1. For the avoidance of doubt, in case 6.1(a) is achieved, Buyer shall be obliged to enter into the respective assignment of the Guarantee (provided that under the same terms and conditions of the Guarantee and the Global Agreements, in force as of the Closing Date).

6.2                                Use of Trademark. Buyer undertakes not to use the name, logo or trademark of Seller or Guarantor, especially in the conduction of the businesses of the Company, provided that Buyer and Company will be entitled to refer thereto, for transition purposes, to indicate and inform the succession to third parties after the Closing. This undertaking shall include the names “Boise”, “Boise Cascade”, “BC” “BCB” and other names used by Seller and Guarantor in the conduction of their businesses.

7.                                      INDEMNIFICATION

7.1.                             Scope of Buyer’s Indemnity.  Buyer understands (and Seller confirms) that it is the intention of the Seller, and a determining cause of this Agreement, that after Closing Date Seller and Guarantor shall have no liability or responsibility towards Buyer, the Company, or any third parties for the business, actions or omissions of the Company. Therefore, Buyer agrees to indemnify, hold harmless and defend the Seller’s Group from and against any and all loss, Liability, claim, damage, or expense (including costs of litigation and reasonable fees and expenses of attorneys, accountants and other experts), or otherwise (collectively, a “Loss” or “Losses”), suffered or incurred as a result of:

(a)                                 any claim of liability under the Guarantee, Marketing, and Take if Required Agreement as amended (the “Guarantee”) executed on February 21st 2001 by Boise Cascade Corporation, currently known as OfficeMax Incorporated and Global (ex-US) Timber Investors 6 Limited (as amended, and attached as Schedule 7.1(a)), including, without limitation, claims based on actions or failures to act by the Company and or Seller’s Group that occurred prior to the Closing Date;

(b)                                any Liability arising from the actions or failures to act of the Company with respect to the period before and after the Closing Date, except if otherwise indemnifiable under Section 7.2 below;

(c)                                 any breach of any representation or warranty provided for in Section 5 above, or breach of any other obligation of Buyer hereunder; or

(d)                                any claim by GFP that the transactions provided for in this Agreement violate the obligations of the Company or any member to the Seller’s Group to GFP in respect of the Company, its assets, or the Global Agreements or the Guarantee.

7.2.                             Scope of Seller and Guarantor’s Indemnity. Seller and Guarantor understand that an assumption for Buyer to acquire the Company is that all representations and warranties contained in Section 4 above (including their disclosure Schedules) are materially complete, true and correct. Therefore, Seller and Guarantor agree to jointly and severally indemnify, hold harmless and defend

Buyer, Company and their respective officers, directors and employees from and against any and all Losses, suffered or incurred as a result of any breach of any representation or warranty provided for in Section 4 above, or breach of any other obligation of Seller or Guarantor hereunder.

7.2.1.                    Seller and Guarantor shall not have any liability to Buyer under this Agreement for any Losses suffered or incurred by Buyer as a result of any breach of any representation or warranty provided for herein or breach of any other obligation of Seller or Guarantor hereunder except (a) to the extent (and then only to the extent) the aggregate of such Losses (i.e., an individual Loss and/or the aggregate of several Losses summed in the Indemnity Basket) exceed two hundred and fifty thousand US Dollars (US$ 250,000.00) (the “Indemnity Basket”), and then only for such Losses in excess thereof, and (b) up to an aggregate indemnifiable amount equal to one million five hundred thousand US Dollars (US$ 1,500,000.00) (i.e., not including, and already after the discount of the Indemnity Basket) (the “Maximum Indemnity”).  The Indemnity Basket and the Maximum Indemnity of Seller and Guarantor specified above shall not apply to any Losses arising under Sections 4.1, 4.2, and 4.3.

7.2.2.                    The Parties hereby agree that Seller and Guarantor’s indemnity obligation under this Agreement shall be limited to the period of two (2) years, ending on June 30, 2010. The time limitation specified above shall not apply to any Losses arising under Sections 4.1, 4.2, and 4.3. If Seller and Guarantor are notified about a potential Loss within the period provided in this clause, the expiration of this term will not affect Buyer’s right of indemnification for that specific (already notified) Loss when it finally materializes.

7.2.3.                    The indemnification under this Section 7.2 shall be the only remedy available to Buyer against Seller and Guarantor in respect of any possible breach of this Agreement, and Buyer hereby expressly waives any right or action in order to rescind, limit or deny in any form this Agreement or any of its obligations towards Seller’s Group.

7.3.                             Indemnity Procedures.   If any Indemnified Party shall become aware of facts which give rise or threaten to give rise to the Indemnifying Party’s obligation to indemnify one or more Indemnified Parties pursuant to this Section (an “Event Subject to Indemnification”), regardless of whether or not the Event Subject to Indemnification involves a third party, such Indemnified Party shall send written notice (the “Notification”) to the Indemnifying Party promptly, but in no event later than 5 (five) business days (or less if any urgent measure is required, with reasonably enough time in advance so as to allow proper and timely reaction by the parties to address the issue) after discovery of the Event Subject to Indemnification, disclosing the details thereof known to the Indemnified Party, and the Indemnifying Party shall respond within 2 (two) business days as of the receipt of Notification (or sooner, if circumstances require). This procedure also applies for any new fact discovered with respect to an Event Subject to Indemnification already notified to the other Party.

7.4.                             If an Event Subject to Indemnification shall arise, Indemnifying Party ‘s response shall indicate its intention either to (a) pay the amount involved; (b) assume the defense of any threatened or pending litigation or proceeding (which it shall have the right to do by counsel reasonably satisfactory to the Indemnified Party, and Indemnified Parties shall have the right to retain its own counsel to monitor the defense at Indemnified Parties’ own cost); or (c) not to assume the defense of the threatened or pending litigation or proceeding because it is beyond the scope of its indemnification obligation hereunder. Whichever Party assumes the defense shall be entitled to the cooperation of the other Party in preparing the defense.  The Indemnifying Party agrees to provide the Indemnified Party with access to all of current or old Company and Indemnifying Party’s files, personnel and records concerning said defense.

7.5                                The Indemnifying Party shall make payments to indemnify Losses only when the respective liability becomes final by a non-appealable and irrevocable settlement, judgment or arbitration award, provided that such payments shall be payable only when a minimum aggregate amount of ten thousand reais (R$10,000.00) is reached and then only for such Losses in excess thereof (except with respect to the indemnity scope of the Indemnity Basket under Section 7.2.1).

8.                                      CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

8.1                                Confidentiality.          Each Party shall hold confidential all information obtained in connection with this Agreement with respect to the other Party which is not otherwise public knowledge, not independently known or developed, not received from a third party who is not subject to an obligation of confidentiality or not in the public domain through no fault of the receiving Party. Except as provided in Section 6.1 above, each Party shall refrain from disclosing and shall hold confidential the terms and conditions of this Agreement, including without limitation, the consideration to be paid hereunder, except to the extent that disclosure of such information is necessary or desirable for consummation of the transactions contemplated hereby, demanded by any governmental authority, required by applicable law or stock exchange regulations to which a Party is subject, or with the consent of the other party hereto.

8.2                                Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such form and manner as the Parties determine. A Party may not unreasonably withhold its consent to a request by another Party to make such public announcement or similar publicity.  If a Party is required by applicable law or stock exchange regulations to which such Party is subject to make such public announcement or publicity, it may do so provided such Party has delivered to the other Parties a copy of the proposed announcement or publicity not less than 24 hours prior to making such proposed announcement or publicity.  Seller and Buyer will consult with each other concerning the means by which Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of this Agreement or the transactions contemplated hereby.

9.                                      ANTITRUST LAW COMPLIANCE

9.1.                             Approval of Transaction.  Buyer shall, within 15 (fifteen) business days after the Closing Date, cause the Company to file such information and seek such approvals of CADE as may be required with respect to the transactions contemplated herein under the antitrust laws and regulations of Brazil and bear the corresponding related costs. Buyer and Seller and Guarantor agree to make available, or cause to be made available, to the Company or each other (as applicable) such information as may reasonably be requested relative to businesses, assets and property of Buyer, Guarantor, Seller or the Company, or any of their Affiliates (as the case may be), as may be required to prepare such filings and to file any additional information requested by such agencies under such laws, rules or regulations.

9.2.                             Buyer shall bear the risk of the antitrust approval and satisfy any requirements of the Brazilian antitrust authorities at its own expense.

9.3.                             If, by any reason, CADE rejects the transaction or imposes conditions for its approval, the Parties undertake to discuss in good faith possible alternatives available.

10.                                GENERAL PROVISIONS

10.1.                       Further Assurances.  The Parties agree to execute such other documents or agreements and do such other things as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.2.                       Notices.   Any notice required to be given under this Agreement must be given in writing and will be effective on receipt when delivered by registered airmail, hand delivery or by facsimile confirmed by the sending of the original by registered airmail to the Party, at the address stated below or to such other address as such Party may designate by written notice in accordance with the provisions of this Section.

to Seller or Guarantor:	Boise Cascade, L.L.C.
Att: President
1111 West Jefferson Street
Suite 300
Boise, Idaho USA
83702-5389
legal@bc.com
Fax 1 208 384 6566
Tel 1 208 384 6460

c/c: Boise Cascade, L.L.C.
Att: General Counsel
1111 West Jefferson Street
Suite 300
Boise, Idaho USA
83702-5389
legal@bc.com
Fax 1 208 384 6566
Tel 1 208 384 6460

to Buyer or Company:	Aracruz Celulose S.A.
Att: Walter Lidio Nunes
Operations Director
Rodovia Aracruz - Barra do Riacho s/nº, km 25,
Aracruz - ES, CEP 29197-900
wln@aracruz.com.br
Fax 27 3270 2136
Tel 27 32702122

c/c: Renato Alfonso Rostirolla
Gerente Florestal - Unidade Guaíba
AV São Geraldo, 1800,
Guaíba - RS, CEP 92500-000
rarostirolla@aracruz.com.br
Fax 51 2139 7109
Tel 51 2139 7111

c/c: José Luiz Braga
Diretor Jurídico
Av Brigadeiro Faria Lima 2277, 4o andar - São Paulo – SP
01452-000
jlb@aracruz.com.br
Fax 11 3301 4202
Tel 11 3301 4282

10.3.        Entire Agreement. This Agreement, together with all Schedules referenced herein, is the Parties’ entire agreement. It supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter and prevails over any conflicting or additional terms of any quote, order, acknowledgment or similar communications between the parties during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each Party.

10.4.        Governing Law and Arbitration.  This Agreement shall be governed and construed in accordance with the laws of Brazil without giving effect to the conflict of law rules thereof.

(a)                              In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof (“Dispute”), such Dispute shall be the subject of an attempt at an amicable solution, for which purpose a Party shall give notice to the other Party, giving a concise description of the matter in question and the position of such Party in respect thereof and proposing a meeting among the chief executive officers or their designees (“Senior Officers”) of the Parties in São Paulo, Brazil (or such other place as they may agree) with the purpose of resolving the Dispute.  In the event such a meeting is called, the meeting shall take place within 10 days of its being requested. Unless the Parties otherwise agree, if such meeting does not take place within such 10 days or if within 10 days after such meeting the Senior Officers have not resolved such matter, then the Dispute shall be resolved by arbitration as provided in Section 10.4(b).

(b)                             If a Dispute arises and is not settled by amicable negotiations within the prescribed time period by the representatives of the Parties and the Senior Officers of the Parties in accordance with Section 10.4(a), such Dispute shall be settled by arbitration in accordance with the International Chamber of Commerce Arbitration Rules in effect on the date hereof.  Judgment thereon may be entered by any court having jurisdiction. If a Party wishes to initiate an arbitration with respect to a Dispute, it shall first provide ten (10) days advance notice to the other Party, setting forth that it intends to initiate arbitration, the issues in dispute and a summary in reasonable detail of its position with respect thereto. Other than the procedure described in Section 10.4(a), arbitration shall be the sole and exclusive forum for resolution of any Dispute, and the award thereunder shall be final, conclusive and binding on those participating in the arbitration.

                                               (c)                                 The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim and shall have no connection with any Party. One arbitrator will be selected by each Party and one by mutual agreement of the first two arbitrators or, if they cannot agree, by the appointing authority which shall be designated in accordance with the International Chamber of Commerce Arbitration Rules (the “Appointing Authority”). The Parties shall have thirty (30) days to each appoint an arbitrator.  If a Party fails to appoint an arbitrator within such thirty (30) day period, the Appointing Authority shall appoint an arbitrator for that Party.  The Parties and the Appointing Authority may appoint from among the nationals of any country, whether or not a Party is a national of that country.  The place of arbitration shall be Miami, Florida, USA. The arbitration shall be conducted in the English language, and any foreign-language documents presented at such arbitration hearing shall be accompanied by an English translation thereof. Each Party hereby submits to the non-exclusive jurisdiction of the courts of Delaware, USA in any action, suit or proceeding with respect to the enforcement of the arbitration provisions of this Agreement and with respect to the enforcement of any award thereunder.

                                               (d)                                The decision of the arbitral panel shall be definitive and shall bind the Parties and be enforceable in accordance with the law.

                                               (e)                                 Each Party will bear its own attorneys’ and experts’ fees and expenses, regardless of the content of the final award. The fees and expenses of the arbitral panel, fees and expenses of the experts appointed by the arbitral panel, and the administrative expenses of the arbitration center which may be incurred during the arbitration shall be supported by the Parties according to the rules of arbitration center and the final award will rule on the obligation of the losing party reimbursing the amount paid in advance by the other party.

                                               (f)                                   The Parties accept and convene that, for the purposes of law, the request for the initiation of an arbitration proceeding shall be equivalent to the filing of a lawsuit with the same object.

10.5.                       Expenses & Taxes.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses and taxes incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.

10.6.                       Severability.  If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

10.7                          Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.8.        Assignment.  The respective rights and obligations of the Parties under this Agreement may not be assigned by Buyer or the Seller without the prior written consent of the other; provided, however, that Buyer may assign this Agreement in whole or in part to any Affiliate of Buyer upon prior written notice to Seller, in which case Buyer shall continue jointly liable with the respective assignee.

10.9.        Governing Language.  This Agreement is executed in the English language, and all of its terms and provisions shall be construed in accordance with the English language, which shall prevail, notwithstanding any translation thereof, which may have been submitted for regulatory approval or enforcements purposes in Brazil whether agreed by the Parties or not.

10.10.      Counterparts.  This Agreement may be executed in 4 (four) counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.11.      Sole Agreement. This Agreement is the only Agreement between the Parties in respect of the transactions contemplated herein. This Agreement supersedes and substitutes any other instrument or communication entered into among the Parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement, in the City of Guaíba, RS, Brasil, as of the day and year first above written.

Buyer:

Aracruz Celulose S.A.

/s/ Walter Lidio Nunes	/s/ Renato Alfonso Rostirolla
By: Walter Lídio Nunes	By: Renato Alfonso Rostirolla
Its. Officer	Its. Attorney in fact

Seller:	Guarantor:

BC Brasil Investment Corporation	Boise Cascade LLC

/s/ Dean Michael Brown	/s/ Dean Michael Brown
By: Dean Michael Brown	By: Dean Michael Brown

Its: Attorney in fact	Its: Attorney in fact

Signature page of the Stock Purchase Agreement dated  July 1st, 2008, by and among Aracruz Celulose S.A., Boise Cascade do Brasil Ltda. BC Brazil Investment Corporation and Boise Cascade LLP.

Company:

Boise Cascade do Brasil Ltda.

/s/ Dean Michael Brown
By: Dean Michael Brown
Its. Managing Officer

Witnesses:

1.	/s/ Mateus Osvaldo Kapper	2.	/s/ Maria Lisette Silva Nogueira
Name:		Name:
ID: 6004883192		ID: 298.887.600-25

The Seller and Guarantor appoint Felipe G. Lamb, registered with the CPF/MF under no. 771.505.700-20 to initialize the Exhibits and Schedules.

Signature:	/s/ Felipe G. Lamb	Initial:	/s/ FGL

The Buyer appoints Eurídice Mason, registered with the CPF/MF under no. 016.719.707-05 to initialize the Exhibits and Schedules.

Signature:	/s/ Euridice Mason	Initial:	/s/ EM